Exhibit 99.1

Polished.com Provides Update on Listing Status of Warrants

Company’s Common Stock Will Continue to Trade on the NYSE American

BROOKLYN, N.Y.--(BUSINESS WIRE)--Polished.com Inc. (NYSE American: POL) (“Polished” or the “Company”) today announced that on August 15, 2023 the staff of NYSE Regulation (the “Staff”) of the New York Stock Exchange notified Polished and publicly announced that the Staff determined to commence proceedings to delist the Company’s warrants (the “Warrants”; NYSE American: POL WS), each exercisable for one share of the Company’s common stock, from the NYSE American LLC (“NYSE American”) because they are no longer suitable for listing pursuant to Section 1001 of the NYSE American Company Guide due to their low trading price. In addition, the Staff resolved to suspend trading in the Warrants effective immediately.

The Company’s common stock (NYSE American: POL) will continue to trade on the NYSE American. The trading of the Company’s common stock is not impacted by the change in the listing status of the Warrants.

The Company has a right to a review of the Staff’s determination by a Committee of the Board of Directors of the NYSE American and intends to appeal the determination.

ABOUT POLISHED

Polished is raising the bar, delivering a world-class, white-glove shopping experience for home appliances. From the best product selections from top brands to exceptional customer service, we are simplifying the purchasing process and empowering consumers as we provide a polished experience, from inspiration to installation. A product expert helps customers get inspired and imagine the space they want, then shares fresh ideas, unbiased recommendations and excellent deals to suit the project’s budget and style. The goal is peace of mind when it comes to new appliances. Polished perks include its “Love-It-Or-Return-It” 30-day policy, extended warranties, the ability to arrange for delivery and installation at your convenience and other special offers. Learn more at www.Polished.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will”, “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company’s control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those described more fully in the section titled “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contacts

Investor Relations
ir@polished.com